Exhibit 99.1

FOR IMMEDIATE RELEASE
Lumos Pharma to Host KOL Webinar to Discuss Interim Phase 2 Data from OraGrowtH Trials in PGHD
AUSTIN, Texas, November 29, 2022 -- Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical stage biopharmaceutical company focused on rare endocrine disorders, announced that the Company will host two key opinion leaders in the field of pediatric endocrinology for a discussion of interim data from our Phase 2 OraGrowtH210 and PK/PD OraGrowtH212 Trials evaluating oral LUM-201 in Pediatric Growth Hormone Deficiency (PGHD). The KOL webinar will take place on December 6th at 2:00 PM EST.
Event:        KOL Webinar: December 6, 2022, from 2:00-3:30 PM EST
Presenters:    Andrew Dauber, M.D., M.M.Sc., Chief of Endocrinology, Children’s National Hospital
        Fernando Cassorla, M.D., Chief of Pediatric Endocrinology, University of Chile
Register:    Link

A replay of the webcast will be available on the Company’s website under “Events & Presentations” in the Investors & Media section.

Andrew Dauber, M.D., M.M.Sc.

Andrew Dauber, M.D., M.M.Sc., is the Chief of Endocrinology at Children’s National Hospital. As a pediatric endocrinologist, Dr. Dauber works in all areas of pediatric endocrinology, specializing in studying and treating growth disorders. Dr. Dauber has published more than 65 studies and regularly speaks at international pediatric endocrinology conferences. He is the recipient of the 2020 Richard E. Weitzman Outstanding Early Career Investigator Award from the Endocrine Society for successfully applying innovative genetic technologies to pediatric endocrinology. Dr. Dauber has served as the program director and director of translational research at the interdisciplinary Cincinnati Center for Growth Disorders at Cincinnati Children’s Hospital Medical Center. Additionally, he was the director of their Genomics First for Undiagnosed Diseases Program and guided medical residents and fellows as an associate professor of pediatrics at the University of Cincinnati. He held similar roles as the assistant medical director for the clinical research unit at Boston Children’s Hospital and as an assistant professor in pediatrics at Harvard Medical School. Dr. Dauber holds board certifications in pediatrics and pediatric endocrinology from the American Board of Pediatrics. He is an active member of and has received several awards and honors from the Endocrine Society, Pediatric Endocrine Society, European Society of Pediatric Endocrinology and the Society for Pediatric Research. Dr. Dauber received his M.D. and Master’s of Medical Sciences in Clinical Investigation from Harvard Medical School.

Fernando Cassorla, M.D.

Fernando Cassorla, M.D., is currently Chief of Pediatric Endocrinology at the Institute of Maternal and Child Research of the University of Chile, a position he has held since 1993. Previously, Dr. Cassorla served as Senior Investigator at the Developmental Endocrinology Branch of the National Institute of Child Health and Human Development, rising to the

Exhibit 99.1

position of Clinical Director of this Institute in 1990. He has authored numerous chapters in pediatric endocrinology, authored or co-authored over 200 original articles in peer reviewed journals, and has presented over 300 abstracts at scientific meetings. Dr. Cassorla received his M.D. from the University of Chile. He is Board Certified in both Pediatrics and Pediatric Endocrinology, having completed his pediatric residency at the Albany Medical Center in New York and his fellowship in Pediatric Endocrinology at the Children´s Hospital of Philadelphia. Dr. Cassorla has received several international awards for his work, including the ESPE International Research Award, September 2022, and was elected to the Chilean Academy of Medicine for a lifetime position in 2003.

About Lumos Pharma

Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding from leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in a Phase 2 clinical trial, the OraGrowtH210 Trial, a PK/PD trial, the OraGrowtH212 Trial, and a switch trial, the OraGrowtH213 Trial for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to recombinant growth hormone injections that PGHD subjects otherwise endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com